Exhibit 99


Contact:  Kimberly A. Welch 248/354-1916

FOR IMMEDIATE RELEASE

Federal-Mogul Completes Acquisition of Cooper Automotive
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      Southfield, Michigan, October 9, 1998: Federal-Mogul
Corporation (NYSE:FMO) Chairman and Chief Executive Officer Dick
Snell today reported the auto parts company completed the acquisition of Cooper Automotive, a business unit of Cooper
Idustries, Inc., (NYSE:CBE) for $1.9 billion.

      "We continue to enhance our position as a leader in the automotive industry through positive economic value added acquisitions that are on-strategy," said Snell.

      Funding for the transaction includes $1.6 billion and $350 million of 18-month and eight year facilities, respectively.

      "In the last twelve months, we've raised approximately $1.5 billion of equity and placed $1 billion of attractive long-term bonds," said Thomas W. Ryan, executive vice president and chief financial officer, noting the company has an unutilized $600 million commited revolving line of credit. "We expect to continue growing a profitable Federal-Mogul as we have the financial flexibility as well as the time available to see today's financial markets improve."

      Headquartered in Southfield, Michigan, Federal-Mogul is a $7 billion automotive parts manufacturer providing innovative solutions and systems to global customers in the automotive, light truck, heavy-duty, railroad, farm and industrial markets. The company was founded in 1899 and employs 56,000 people. Visit the company's web site at http://www.federal-mogul.com for more information. Federal-Mogul's press releases are available by fax through Company News On-Call, call 800-758-5804, ext. 306225.